Exhibit 10.20

AWARD AGREEMENT OF TIME-LAPSE

RESTRICTED STOCK UNITS

This Award Agreement of Time-Lapse Restricted Stock Units (“Award Agreement”) is dated as of                     , 201    , by and between Southwest Gas Holdings, Inc., a California corporation (the “Company”), and                  (“Grantee”).

Overview of Your Award

Number of Units Granted:	[determined by award opportunity and Beginning Stock Price]

Date of Grant:

Date of Lapse of Restrictions:

Shares	Date
[ %]	[first anniversary]
[ %]	[second anniversary]
[ %]	[third anniversary]

1. Grant of Units. The Company hereby awards Grantee time-lapse restricted stock units (“Units”) under the Plan with the restrictions set forth below. During the time of the restriction period, the Grantee shall not have any of the rights of a shareholder of the Company with respect to the Units.

2. Vesting of Units. Units will vest in accordance with the schedule above. If Grantee attains the age of 55 and has completed ten (10) consecutive years of service with the Company (“Retirement Eligible”) on the Date of the Grant or prior to the Distribution Date, Grantee shall be vested in the Units. However, Grantee shall not be entitled to the removal of the restrictions on such Units or to a distribution of shares of Common Stock represented by the number of Units until the time provided for in Section 6 below.

3. Forfeiture of Units. Notwithstanding Section 2 above, unvested Units shall be forfeited in case of a Termination not described in Section 4. Grantee agrees to execute such documentation that may be reasonably requested by the Company in connection with such forfeiture. All rights of Grantee with respect to any forfeited Units shall cease and terminate upon forfeiture of such Units, without any further obligation on the part of the Company.

4. Removal of Restrictions. Upon Grantee’s Retirement on or after becoming Retirement Eligible, or upon Grantee’s death, Disability, involuntary Termination due to a general reduction in force or specific elimination of the Grantee’s job (except if contemporaneously with such elimination Grantee’s suffers a Termination for Cause), or Termination for any reason following a Change in Control, all Units (plus applicable Dividend Equivalents) shall vest and all other restrictions placed on such Units shall be removed.

5. Dividend Equivalents. From the Date of Grant and until the Units are distributed pursuant to Section 6, Grantee’s account will be credited with notional dividends at the same time, in the same form, and in equivalent amounts as dividends that are payable from time to time on Common Stock. Any such notional dividends shall be valued as of the date on which they are credited to the Grantee and reallocated to acquire additional Units. Such additional Units may also earn dividend credits and shall vest in accordance with the vesting schedule set forth above as if such Units had been issued on the Date of Grant.

6. Distribution of Common Stock. As soon as administratively possible, as determined solely by the Company, following the earlier of the date of the occurrence of a Termination described in Section 4 or on the applicable “Date of Lapse of Restrictions” set forth above, but in no event later than 90 days following the Date of Lapse of Restrictions (the “Distribution Date”), the Grantee shall receive a distribution, as provided herein, of shares of Common Stock equal in number to the number of Units set forth above plus any Dividend Equivalents credited to Grantee in respect of such Units (subject to the withholding requirements set forth in the Plan); provided the Grantee has been an employee of the Company or a Subsidiary with continuous service from the date of grant to the Distribution Date, except in the event of the Grantee’s Termination of Service or Retirement as discussed in Section 4 above. Notwithstanding the immediately preceding sentence, in the case of a distribution of shares of Common Stock on account of any Termination of Service as provided for above in Section 4 above, other than death, a distribution of the number of such shares, determined after application of the withholding requirements set forth in the Plan, plus any dividends payable with respect to such number of shares, on behalf of the Grantee, if the Grantee is a “specified employee” as defined in §1.409A-1(i) of the Final Regulations under Code Section 409A, to the extent otherwise required under Section 409A, shall not occur until the date which is six (6) months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee). Upon a distribution of shares of Common Stock as provided herein, the Company shall cause the Common Stock then being distributed to be registered in the Grantee’s name. From and after the date of receipt of such distribution, the Grantee or the Grantee’s legal representatives, beneficiaries or heirs, as the case may be, shall have full rights of transfer or resale with respect to such shares subject to applicable state and federal regulations.

7. Administration.

This Award Agreement and the rights of the Grantee hereunder are subject to all the terms and conditions of the Plan. Any inconsistency between this Award Agreement and the Plan shall be resolved in favor of the Plan.

8. Miscellaneous.

(a) Nothing in this Award Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment, nor confer upon the Grantee any right to continued employment with the Company or continued of service as a Board member.

(b) Upon the approval of the Board in its sole discretion, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Grantee’s rights under this Award Agreement without the Grantee’s written consent.

(c) The Grantee shall not have voting rights with respect to the Units until the Units are settled and have been distributed as shares of Common Stock.

(d) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) This Award Agreement shall be governed by the corporate laws of the State of Nevada, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Agreement or the Plan to the substantive law of another jurisdiction.

Grantee acknowledges that this Award Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the acquisition of the Units granted pursuant to this Award Agreement. Grantee has reviewed and fully understands all provisions of this Award Agreement and the Plan in their entirety. Grantee acknowledges that Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated until the restrictions on the Units are removed and the Units are delivered to the Grantee in the form of shares of Common Stock.

SOUTHWEST GAS HOLDINGS, INC.

By:
John P. Hester President and Chief Executive Officer

GRANTEE

By:
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